Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of American Physicians Service Group, Inc. of our report dated March 26, 2007, relating to the consolidated financial statements and schedule of American Physicians Service Group, Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ BDO Seidman

BDO Seidman, LLP

Houston, Texas

April 4, 2007